Exhibit 99.1

                            [CLEAR POINT LETTERHEAD]

                                                                February 5, 2001


VIA FACSIMILE (212)736-3219 AND
FIRST CLASS REGULAR MAIL

Mr. Mel Lazar
Lazar, Levine & Felix, LLP
350 Fifth Avenue, Suite 6820
New York, NY 10118-0170

     Re:  Professional Services Provided To FDN, Inc., And Its Subsidiaries

Dear Mr. Lazar:

     This letter is to inform you that we have selected another firm to provide this company with its accounting services and follow through with the year-end accounting and audit. Therefore, this company will no longer be requiring the services of Lazar, Levine & Felix, LLP. We have selected Meeks, Dorman, and Company, a local accounting firm, to provide our accounting and financial auditing services. It is our sentiments that a local firm will be able to more effectively assist us in our accounting and financial auditing needs.

     This company wants to thank you and your firm for the invaluable assistance, support and help that you and your firm have provided to this company in the past. Furthermore, we ask that you continue to provide that invaluable assistance and cooperation in this time of transition, as I know you and your firm will.

     Additionally, this company realizes and recognizes that it does have a balance owe and due to your accounting firm. It is our desire to resolve this past due bill as soon as possible, and, therefore we have formed a schedule to begin paying past due debts owed to valuable vendor, such as yourself, starting the second quarter of this year.

     As a side note, I also thought you would be interested to know that the company is beginning to "turn the corner" by issuing into the market place $3.7 million dollars in pre-paid phone cards starting this week. The revenue that the sale of these cards will bring will undoubtedly assist this company in turning around and becoming profitable.
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February 5, 2001

     As always, I appreciate your assistance and cooperation with regard to this matter. Should you have any questions please do not hesitate to contact me.

                                             Sincerely,

                                             /s/ Barbara M. Riddle
                                             Barbara M. Riddle
                                             In-house Counsel

BMR/

cc:  Mr. Charles Meeks, Meeks, Dorman, and Company

     File